UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
_________________

Date of Report (Date of earliest event reported): November 16, 2023

Centrus Energy Corp.
(Exact name of registrant as specified in its charter)

Delaware	1-14287	52-2107911
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6901 Rockledge Drive, Suite 800
Bethesda, MD 20817
(301) 564-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Class A Common Stock, par value $0.10 per share	LEU	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 20, 2023, Centrus Energy Corp. (the “Company”) announced the transition of Chief Executive Officer from Daniel B. Poneman to Amir Vexler effective January 1, 2024. Mr. Poneman’s departure does not result from any disagreement with the Company on any matters relating to the Company's operations, policies or practices.

In connection with the above, on November 16, 2023, the Board of Directors (the “Board”) of the Company appointed Amir Vexler, age 50, to succeed Mr. Poneman as Chief Executive Officer of the Company, effective January 1, 2024. In this capacity, Mr. Vexler will also serve as the Company’s principal executive officer for purposes of all applicable rules, regulations and forms of the Securities and Exchange Commission. Mr. Vexler is expected to serve as an employee of the Company from December 4, 2023 until his appointment as Chief Executive Officer is effective on January 1, 2024. Prior to joining the Company, Mr. Vexler served as President and Chief Executive Officer of Orano USA, overseeing Orano’s U.S. sales of nuclear fuel, decommissioning services, used nuclear fuel management, and medical isotopes as well as engineering and technology services for the federal government, from April 2021 and President of Orano TN from December 2019. Prior to joining Orano TN, Mr. Vexler spent 20 years at General Electric Company, where he served in various leadership positions, most recently as Chief Executive Officer of Global Nuclear Fuel, a joint venture of General Electric Company and Hitachi. Mr. Vexler earned a Bachelor of Applied Science degree in Mechanical Engineering from the University of Toronto and a Master’s degree in Business Administration from Wilfrid Laurier University.

Mr. Vexler’s annual base salary for his service as Chief Executive Officer of the Company is expected to be $810,000 annually. Mr. Vexler also will be eligible to participate in the Company’s 2022 Executive Incentive Plan (the “EIP”), with an annual target bonus equal to 100% of Mr. Vexler’s base salary, which may be as much as 125% or as little as 0% of Mr. Vexler’s base salary, based on attainment of certain Company goals. The Company may elect to pay up to 10% of any annual bonus awarded to Mr. Vexler in fully vested shares of Common Stock pursuant to an applicable Company equity plan. Commencing in calendar year 2024, Mr. Vexler will be eligible to receive a long-term incentive cash award with a target award of 33% of Mr. Vexler’s base salary in accordance with the terms and conditions of the EIP. In connection with his appointment, Mr. Vexler will also receive a grant of 20,000 of the Company’s restricted stock units, which will vest in five equal annual installments beginning on December 4, 2024. Mr. Vexler is also expected to participate in the Company’s Executive Severance Benefits Plan and will be eligible to participate in the Company’s benefit plans that are available to executive officers of the Company generally.

There is no arrangement or understanding with any person pursuant to which Mr. Vexler is being appointed as Chief Executive Officer. There are no family relationships between Mr. Vexler and any director or executive officer of the Company, and he is not a party to any transaction requiring disclosure under Item 404(a) of Regulation S-K.

Item 7.01 Regulation FD Disclosure

On November 20, 2023, the Company issued a press release announcing the events described in Item 5.02 of this report. A copy of this press release is included as Exhibit 99.1 to this report.

The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Exchange Act. A copy of the press release issued by the Company in relation to the services agreement is furnished herewith pursuant to Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated November 20, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL Document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Centrus Energy Corp.

Date:	November 20, 2023	By:	/s/ Kevin J. Harrill
Kevin J. Harrill
Senior Vice President, Chief Financial Officer,
and Treasurer